Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ardelyx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	7,943,000(3)	$2.89	$22,955,270	$110.20 per $1,000,000	$2,529.68
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	992,875(4)	$2.89	$2,869,409	$110.20 per $1,000,000	$316.21
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000(5)	$2.89	$8,670,000	$110.20 per $1,000,000	$955.44
Total Offering Amounts					$34,494,679		$3,801.32
Total Fee Offsets							$-(6)
Net Fee Due							$3,801.32

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Award Plan (the “2014 Plan”), the 2014 Employee Stock Purchase Plan (the “ESPP”) or the 2016 Employee Commencement Incentive Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the 2014 Plan, the ESPP and 2016 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Global Market on March 2, 2023.
(3)	Represents the shares of the Registrant’s common stock issuable under the 2014 Plan resulting from an annual increase as of January 1, 2023.
(4)	Represents the shares of the Registrant’s common stock issuable under the 2014 ESPP resulting from an increase as of January 1, 2023.
(5)	Represents the shares of the Registrant’s common stock issuable under the 2016 Plan resulting from an increase as of December 6, 2022.
(6)	The Registrant does not have any fee offsets.